Exhibit 4.46

FIFTH AMENDMENT TO

RAGNAROK ONLINE

EXCLUSIVE GAME LICENSE AGREEMENT

This FIFTH AMENDMENT (hereinafter referred to as “Amendment”) is made and entered into on this 22nd day of October 2013, (hereinafter referred to as “Effective Date”), by and between Gravity Co., Ltd. (hereinafter referred to as “Licensor”), a corporation duly organized and existing under the laws of the Republic of Korea and having its offices at 15F, Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea, and Game Flier International Corporation(hereinafter referred to as “Licensee”), as successor to Soft-World International Corporation, a corporation duly organized and existing under the law of Taiwan and having its principal office at 8F, No. 95 Sec. 2 Nan-Kang Road, Nan-Kang District, Taipei, Taiwan, R.O.C.).

RECITALS

WHEREAS, Licensor and Licensee (also individually as “Party” and collectively as “Parties”) entered into an RAGNAROK ONLINE EXCLUSIVE GAME LICENSE AGREEMENT (hereinafter referred to as “Original Agreement”), dated on the 22nd day of October, 2009.

WHEREAS, the Parties entered into First Amendment To RAGNAROK ONLINE EXCLUSIVE GAME LICENSE AGREEMENT (“1st Amendment”) on 15th day of September, 2010 for stipulation to develop, publish, distribute and sell the Ragnarok game guide book.

WHEREAS, the Parties entered into Second Amendment To RAGNAROK ONLINE EXCLUSIVE GAME LICENSE AGREEMENT (“2nd Amendment”) on 30th day of October, 2010 to amend terms and conditions for Ragnarok game guide book which was stipulated in 1st Amendment.

WHEREAS, the Parties entered into Third Amendment To RAGNAROK ONLINE EXCLUSIVE GAME LICENSE AGREEMENT (“3rd Amendment”) on 25th day of March, 2011 to amend terms and conditions for Ragnarok game guide book which was stipulated in 2nd Amendment.

WHEREAS, Parties entered into FOURTH AMENDMENT TO RAGNAROK ONLINE EXCLUSIVE GAME LICENSE AGREEMENT (“4th Amendment”) on 22nd day of October, 2011 for the renewal of the Original Agreement. All relevant agreements hereof such as Original Agreement, 1st Amendment, 2nd Amendment, 3rd Amendment and 4th Amendment are hereinafter collectively referred to as These Related Agreements.

WHEREAS, Parties hereto desires to amend certain terms and conditions of the Original Agreement to renew as specified below.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, Parties hereto agree as follows:

1.              No Renewal License Fee

Licensor agrees to extend the term of the Original Agreement to service the Game in the Territory with no further License Fee.

2.              Renewal Term

Parties agreed to extend the Original Agreement for Two (2) years from the Effective Date with conditions stated below in this Amendment. The newly extended term of the Original Agreement shall be from October 22nd, 2013 to October 21st, 2015.

3.              Royalty Payment

The Article 5.2 in the Original Agreement shall be deleted in it entirely, and replaced with the following language:

5.2 Royalty Payment and Report

Licensee shall pay to Licensor as Royalty Payments Thirty Six percent (36%) of the Service-Sales Amount paid by End Users during the commercial period of this Agreement. Subject to Article 5.3 below, the Royalty Payment shall be paid by Licensee on a monthly basis within Twenty (20) days after the end of the applicable month. The Royalty Payment shall be deemed made upon presentation by Licensee of remittance confirmation or notice to Licensor of payment. Unless Licensor actually receives the remitted amount, the Royalty Payment shall not be deemed to have been paid.  Licensee may not set-off the Royalty Payment against any claims Licensee may have against the Licensor. Licensee shall also provide Licensor with a report (“Royalty Report”) on a monthly basis within Fifteen (10) days after the end of the applicable month. Each Royalty Report shall contain detailed information concerning the calculation of Gross-Sales Amount for the applicable month.

4.              Effective Date

All the Articles of the Original Agreement amended by this Amendment shall be effective and applicable on and from Effective Date as said above, and any of them shall not be construed or regarded to be retroactively effective.

5.              Continuing Effectiveness of the Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in These Related Agreements, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

Gravity Co., Ltd.	Game Flier International Corporation

By:	By:

Name:	Name:

Title:	Title: